Exhibit 99.1

City Office REIT Reports Fourth Quarter and Full Year 2022 Results

VANCOUVER— February 23, 2023—City Office REIT, Inc. (NYSE: CIO) (the “Company,” “City Office,” “we” or “our”) today announced its results for the quarter and full year ended December 31, 2022.

Fourth Quarter Highlights

•	Rental and other revenues were $44.6 million. GAAP net loss attributable to common stockholders was approximately $14.3 million, or ($0.36) per fully diluted share;

•	Core FFO was approximately $15.4 million, or $0.38 per fully diluted share;

•	AFFO was approximately $5.0 million, or $0.12 per fully diluted share;

•	In-place occupancy was 86.2% as of quarter end;

•	Executed approximately 108,000 square feet of new and renewal leases during the quarter;

•	Declared a fourth quarter dividend of $0.20 per share of common stock, paid on January 24, 2023; and

•	Declared a fourth quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on January 24, 2023.

Highlights Subsequent to Quarter End

•

Increased the total authorized borrowings under the Company’s unsecured credit facility (the “Unsecured Credit Facility”) from $350 million to $375 million by entering into a three-year $25 million term loan. The variable interest rate on the term loan was effectively fixed at 5.9% by entering into an interest rate swap; and

•

Entered into an interest rate swap effectively fixing the variable interest rate on $140 million of the Unsecured Credit Facility at 5.6%. These two interest rate swap transactions effectively fixed over 90% of the Company’s total debt.

“Our active approach to asset management and value creation led to strong operating results in the fourth quarter and 2022 as a whole,” commented James Farrar, the Company’s Chief Executive Officer. “For the year, we generated the highest annual Core FFO per share in the Company’s history and, in doing so, increased Core FFO per share 15% over the prior year. This was a result of, among other initiatives, our integration and stabilization of the three major acquisitions in Raleigh, Phoenix and Dallas that we made in December 2021.”

“2022 also posed significant challenges, with rapidly rising interest rates, challenging conditions in the capital markets and headwinds across the office industry. Our 2023 strategic plan focuses on enhancing occupancy, driving operating performance, repositioning select assets and pruning non-core properties, which we believe will position us for long term growth and value creation. Our goal is to enhance the composition of our portfolio while positioning ourselves with capital that can be invested to drive performance. Overall, our high-quality Sun Belt market footprint continues to underpin our confidence in our ability to outperform.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI, Adjusted Cash NOI and their equivalent per share measures, to the most directly comparable financial measure under U.S. generally accepted accounting principles (“GAAP”) can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of December 31, 2022 contained 6.0 million net rentable square feet and was 86.2% occupied.

Net Operating Income was approximately $27.6 million and Adjusted Cash NOI (CIO share) was approximately $26.2 million for the fourth quarter of 2022.

Same Store Cash NOI decreased 1.2% for the three months ended December 31, 2022 as compared to the same period in the prior year. Same Store Cash NOI decreased 4.4% for the twelve months ended December 31, 2022 as compared to the prior year.

Leasing Activity

The Company’s total leasing activity during the fourth quarter of 2022 was approximately 108,000 square feet, which included 68,000 square feet of new leasing and 40,000 square feet of renewals. Approximately 97,000 square feet of leases signed within the quarter will commence subsequent to quarter end. The Company’s total leasing activity during the full year 2022 was approximately 777,000 square feet.

New Leasing – New leases were signed with a weighted average lease term of 5.9 years at a weighted average annual rent of $33.16 per square foot and at a weighted average cost of $7.79 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 3.8 years at a weighted average annual rent of $32.58 per square foot and at a weighted average cost of $2.46 per square foot per year.

Capital Structure

As of December 31, 2022, the Company had total principal outstanding debt of approximately $693.8 million. Approximately 71.1% of the Company’s debt was fixed rate or effectively fixed rate due to an interest rate swap. City Office’s total principal outstanding debt had a weighted average maturity of approximately 3.2 years and a weighted average interest rate of 4.4%.

Subsequent to quarter end, the Company entered into an amendment to the Unsecured Credit Facility and entered into a three-year $25 million term loan. The term loan increased the Company’s total authorized borrowings under the Unsecured Credit Facility from $350 million to $375 million. In conjunction with the $25 million term loan, the Company also entered into a three-year interest rate swap for a notional amount of $25 million, effectively fixing the rate of the term loan at approximately 5.9% for the three-year term.

Subsequent to quarter end, the Company entered into an interest rate swap effectively fixing the variable interest rate on $140 million of the Unsecured Credit Facility at approximately 5.6% through November 16, 2025. These two interest rate swap transactions effectively fixed over 90% of the Company’s total debt.

Impairment of Real Estate

During the quarter, the Company recorded an impairment of real estate for $13.4 million. The non-cash impairment was related to the write down of the book value of 190 Office Center in Dallas, Texas and Cascade Station in Portland, Oregon for $6.9 million and $6.5 million, respectively, to the fair value for each property.

Dividends

On December 15, 2022, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.20 per share of the Company’s common stock for the three months ended December 31, 2022. The dividend was paid on January 24, 2023 to common stockholders and unitholders of record as of January 10, 2023.

On December 15, 2022, the Company’s Board of Directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock for the three months ended December 31, 2022. The dividend was paid on January 24, 2023 to preferred stockholders of record as of January 10, 2023.

2023 Outlook

The Company is introducing its full year 2023 guidance. 2023 guidance assumes no share issuances and no share repurchase activity. Further, guidance does include the impact of a modest amount of speculative leasing, generally weighted towards the second half of the year.

Full Year 2023 Guidance	Low	High
Acquisitions	$0.0M	$0.0M
Dispositions	$25.0M	$75.0M
Net Operating Income	$109.0M	$111.0M
General & Administrative Expenses	$14.5M	$15.5M
Interest Expense	$32.0M	$33.0M
2023 Core FFO per diluted share	$1.38	$1.43
Net Recurring Straight-Line Rent Adjustment	$4.5M	$5.5M
Same Store Cash NOI Change	2.0%	4.0%
December 31, 2023 Occupancy	85.0%	87.0%

Material Considerations:

1.

The General and Administrative Expenses guidance includes approximately $4.2 million for stock-based compensation. Our Core FFO definition excludes stock-based compensation. Excluding stock-based compensation, General and Administrative Expenses guidance for Full Year 2023 would have been $10.3 million – $11.3 million.

2.	Annual weighted average fully diluted shares of common stock outstanding are assumed to be approximately 40.8 million.

The Company’s guidance is based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s filings with the United States Securities and Exchange Commission. This outlook reflects management’s view of current and future market conditions, including assumptions such as timing and magnitude of future acquisitions and dispositions, if any, rental rates, occupancy levels, leasing activity, our ability to renew expiring leases, uncollectible rents, operating and general administrative expenses, weighted average diluted shares outstanding and rising interest rates. The Company reminds investors that the impacts of the COVID-19 pandemic, inflation and general market conditions are uncertain and impossible to predict. See “Forward-looking Statements” below.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on February 23, 2023.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cioreit.com. The conference call can be accessed by dialing 1-844-200-6205 for domestic callers and 1-929-526-1599 for international callers. The passcode for the conference call is 421891.

A replay of the call will be available later in the day on February 23, 2023, continuing through May 24, 2023 and can be accessed by dialing 1-866-813-9403 for domestic callers and 44-204-525-0658 for international callers. The passcode for the replay is 140203. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial information package to accompany the discussion of the results will be posted on www.cioreit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of earn-outs, changes in fair value of contingent consideration and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rent / expense, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI (CIO share) – We define NOI as rental and other revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rent / expense, deferred market rent, and any amounts which are funded by the selling entities and NCI in properties.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Net Operating Income (“Same Store NOI”) and Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store NOI and Same Store Cash NOI are calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store NOI and Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or significant renovations.

We believe Same Store NOI and Same Store Cash NOI are important measures of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store NOI and Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “approximately,” “anticipate,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hypothetical,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or other similar words or expressions. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, including the impact of inflation, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, the Company’s ability to renew expiring leases, tenant compliance with contractual lease obligations, projected capital improvements, expected sources of financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties, anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates, lower than expected yields, increased interest rates and operating costs, and changes in local, regional, national and international economic conditions, including as a result of the ongoing COVID-19 pandemic. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

The forward-looking statements contained in this press release are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to the factors, risks and uncertainties described above, changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors described in our news releases and filings with the SEC, including but not limited to those described in our Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors” and in our subsequent reports filed with the SEC, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company does not guarantee that the assumptions underlying such forward-looking statements contained in this press release are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of December 31, 2022 or relate to the quarter ended December 31, 2022. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

City Office REIT, Inc.

Consolidated Balance Sheets

(In thousands, except par value and share data)

	December 31, 2022	December 31, 2021
Assets
Real estate properties
Land	$199,537	$204,801
Building and improvement	1,215,000	1,244,177
Tenant improvement	139,365	119,011
Furniture, fixtures and equipment	689	664

	1,554,591	1,568,653
Accumulated depreciation	(175,720)	(157,356)

	1,378,871	1,411,297

Cash and cash equivalents	28,187	21,321
Restricted cash	16,075	20,945
Rents receivable, net	44,429	30,415
Deferred leasing costs, net	21,989	20,327
Acquired lease intangible assets, net	55,438	68,925
Other assets	29,450	28,283

Total Assets	$1,574,439	$1,601,513

Liabilities and Equity Liabilities:
Debt	$690,099	$653,648
Accounts payable and accrued liabilities	35,753	27,101
Deferred rent	9,147	11,600
Tenant rent deposits	7,040	6,165
Acquired lease intangible liabilities, net	9,150	10,872
Other liabilities	20,076	21,532

Total Liabilities	771,265	730,918

Commitments and Contingencies Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of December 31, 2022 and December 31, 2021	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 39,718,767 and 43,554,375 shares issued and outstanding as of December 31, 2022 and December 31, 2021	397	435
Additional paid-in capital	436,161	482,061
Retained earnings	251,542	275,502
Accumulated other comprehensive income/(loss)	2,731	(382)

Total Stockholders’ Equity	802,831	869,616
Non-controlling interests in properties	343	979

Total Equity	803,174	870,595

Total Liabilities and Equity	$1,574,439	$1,601,513

City Office REIT, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Rental and other revenues	$44,613	$39,672	$180,485	$164,041
Operating expenses:
Property operating expenses	17,003	14,529	67,739	58,005
General and administrative	3,207	1,721	13,782	15,489
Depreciation and amortization	15,423	13,299	62,495	57,317
Impairment of real estate	13,444	—	13,444	—

Total operating expenses	49,077	29,549	157,460	130,811

Operating (loss)/income	(4,464)	10,123	23,025	33,230
Interest expense:
Contractual interest expense	(7,473)	(5,736)	(25,784)	(23,268)
Amortization of deferred financing costs and debt fair value	(301)	(462)	(1,218)	(1,332)

	(7,774)	(6,198)	(27,002)	(24,600)
Net gain on sale of real estate property	—	429,250	21,658	476,651

Net (loss)/income	(12,238)	433,175	17,681	485,281
Less:
Net income attributable to non-controlling interests in properties	(181)	(126)	(691)	(886)

Net (loss)/income attributable to the Company	(12,419)	433,049	16,990	484,395
Preferred stock distributions	(1,855)	(1,855)	(7,420)	(7,420)

Net (loss)/income attributable to common stockholders	$(14,274)	$431,194	$9,570	$476,975

Net (loss)/income per common share:
Basic	$(0.36)	$9.90	$0.23	$10.97

Diluted	$(0.36)	$9.76	$0.22	$10.80

Weighted average common shares outstanding:
Basic	39,719	43,554	42,052	43,498

Diluted	39,719	44,162	42,866	44,145

Dividend distributions declared per common share	$0.20	$0.20	$0.80	$0.65

City Office REIT, Inc.

Reconciliation of Net Income to Net Operating Income and Adjusted Cash NOI

(Unaudited)

(In thousands)

Three Months Ended December 31, 2022
Net loss	$(12,238)
Adjustments to net loss:
General and administrative	3,207
Contractual interest expense	7,473
Amortization of deferred financing costs and debt fair value	301
Depreciation and amortization	15,423
Impairment of real estate	13,444

Net Operating Income (“NOI”)	$27,610
Net recurring straight-line rent/expense adjustment	(994)
Net amortization of above and below market leases	5

Portfolio Adjusted Cash NOI	$26,621
NCI in properties – share in cash NOI	(443)

Adjusted Cash NOI (CIO share)	$26,178

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended December 31, 2022
Net loss attributable to common stockholders	$(14,274)
(+) Depreciation and amortization	15,423
(+) Impairment of real estate	13,444

14,593
Non-controlling interests in properties:
(+) Share of net income	181
(-) Share of FFO	(337)

FFO attributable to common stockholders	$14,437

(+) Stock based compensation	992

Core FFO attributable to common stockholders	$15,429

(-) Net recurring straight-line rent/expense adjustment	(994)
(+) Net amortization of above and below market leases	5
(+) Net amortization of deferred financing costs and debt fair value	299
(-) Net recurring tenant improvements and incentives	(6,478)
(-) Net recurring leasing commissions	(834)
(-) Net recurring capital expenditures	(2,462)

AFFO attributable to common stockholders	$4,965

FFO per common share	$0.36

Core FFO per common share	$0.38

AFFO per common share	$0.12

Dividends distributions declared per common share	$0.20
FFO Payout Ratio	56%
Core FFO Payout Ratio	53%
AFFO Payout Ratio	163%
Weighted average common shares outstanding - diluted	40,502

City Office REIT, Inc.

Reconciliation of Rental and Other Revenues to Same Store NOI and Same Store Cash NOI

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Rental and other revenues	$44,613	$39,672	$180,485	$164,041
Property operating expenses	17,003	14,529	67,739	58,005

Net operating income (“NOI”)	$27,610	$25,143	$112,746	$106,036
Less: NOI of properties not included in same store	(8,148)	(6,073)	(31,975)	(19,754)

Same store NOI	$19,462	$19,070	$80,771	$86,282
Less:
Termination fee income	(254)	(366)	(2,959)	(7,139)
Straight-line rent/expense adjustment	(598)	30	(1,304)	674
Above and below market leases	36	55	67	430
NCI in properties – share in cash NOI	(443)	(365)	(1,660)	(1,860)

Same store cash NOI	$18,203	$18,424	$74,915	$78,387

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Full Year 2023 Outlook
	Low	High
Net loss attributable to common stockholders	$(12,150)	$(6,150)
(+) Depreciation and amortization	65,000	66,000
(-) Net gain on sale of real estate property	—	(5,000)
(-) Non-controlling interests in properties	(600)	(600)

FFO attributable to common stockholders	$52,250	$54,250

(+) Stock based compensation	4,250	4,250

Core FFO attributable to common stockholders	$56,500	$58,500

FFO per common share	$1.28	$1.33

Core FFO per common share	$1.38	$1.43

Weighted average shares of common stock	40,800	40,800

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com